EXHIBIT 10(b)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts and Financial Statements" in the Prospectus in Post-Effective Amendment No. 3 to the Registration Statement (Form N-4, No. 333-08345) of John Hancock Variable Annuity Account H.

We also consent to the inclusion of our reports dated February 6, 1998, with respect to the financial statements included in the Annual Report of John Hancock Variable Annuity Account JF, dated February 18, 1998, with respect to the financial statements included in the Annual Report of John Hancock Mutual Life Insurance company for the year ended December 31, 1997.


                                                  Ernst & Young LLP
                                                  /s/ Ernst & Young LLP
Boston, Massachusetts
April 22, 1998